Exhibit 99.1

MARTIN MARIETTA REPORTS FIRST-QUARTER 2022 RESULTS

Achieved Record Quarterly Consolidated Revenues

Driven by Enterprise-Wide Pricing Gains

Capitalizing on Increasing Public and Private Construction Activity

Optimizing Aggregates-Led Portfolio to Streamline Business and Further Enhance Margin Profile

Forecasting 2022 Adjusted EBITDA of $1.75 Billion;

Attractive Pricing Acceleration to Offset Impacts of Inflation and Divestitures

RALEIGH, N.C. (May 3, 2022) – Martin Marietta Materials, Inc. (NYSE: MLM) (“Martin Marietta” or the “Company”), a leading national supplier of aggregates and heavy building materials, today reported results for the first quarter ended March 31, 2022.

First-Quarter Highlights

(Highlights are for continuing operations)

	Quarter Ended March 31,
(In millions, except per share)	2022	2021	% Change
Products and services revenues [1]	$1,147.8	$921.9	24.5%
Building Materials business	$1,077.0	$856.6	25.7%
Magnesia Specialties	$70.8	$65.3	8.5%
Total revenues [2]	$1,230.8	$982.4	25.3%
Gross profit	$156.1	$174.7	(10.6)%
Earnings from operations	$59.9	$99.3	(39.7)%
Net earnings from continuing operations attributable to Martin Marietta	$24.5	$65.3	(62.5)%
Adjusted EBITDA [3]	$197.2	$205.6	(4.1)%
Earnings per diluted share from continuing operations	$0.39	$1.04	(62.5)%

[1]

Products and services revenues include the sales of aggregates, cement, ready mixed concrete, asphalt and Magnesia Specialties products, and paving services to customers, and exclude related freight revenues.

[2]	Total revenues include the sales of products and services to customers (net of any discounts or allowances) and freight revenues.
[3]

Earnings from continuing operations before interest; income taxes; depreciation, depletion and amortization; the earnings/loss from nonconsolidated equity affiliates; and acquisition and integration expenses, or Adjusted EBITDA, is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings from continuing operations attributable to Martin Marietta.

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Ward Nye, Chairman and CEO of Martin Marietta, stated, “In the first quarter, Martin Marietta again exceeded world-class safety metrics and achieved record consolidated revenues, which benefitted from enterprise-wide pricing gains ahead of April’s more broadly planned increases, organic aggregates and cement shipment growth, and contributions from 2021 acquisitions. However, consistent with broader national macroeconomic trends, cost inflation outpaced top-line improvement, reducing our profit margins versus the prior-year quarter. Importantly, with the first-quarter nadir behind us, we believe annual price increases, most of which became effective on April 1, the expectation of further widespread pricing actions mid-year, and the disciplined execution of our operational excellence initiatives will enable Martin Marietta to mitigate rising costs and drive upstream margin expansion in the second half of the year. Based on our current expectations, we are raising our full-year outlook for aggregates and cement pricing to offset inflation and replace the earnings from recently divested downstream businesses.

“We continue to optimize and enhance our aggregates-led portfolio in line with our SOAR 2025 priorities. We divested our Colorado and Central Texas ready mixed concrete businesses on April 1. We also recently announced a definitive agreement to sell certain West Coast cement and concrete operations, which is expected to close in the second half of 2022. These portfolio optimization actions further reduce our business cyclicality and raw material cost inflation exposure, while strengthening our ability to generate consistently higher, sustainable margins over the long term. We expect to utilize proceeds from these transactions consistent with our clearly articulated capital allocation priorities, facilitating high-return external and organic growth investments to further enhance shareholder value.”

Mr. Nye concluded, “Martin Marietta is well positioned to capitalize on infrastructure tailwinds and strong private demand across our geographic footprint, including strength in single-family housing, warehouses and data centers, as well as a recovery in light nonresidential categories impacted by the pandemic. We expect these trends to drive multi-year demand and favorable pricing for our products. Beyond the benefits of these attractive industry dynamics, we are confident our strategic decisions will allow for responsible growth of our coast-to-coast footprint, which will benefit Martin Marietta’s bright future. Our team remains steadfastly committed to employee health and safety, commercial and operational excellence, sustainable business practices and the execution of our SOAR 2025 initiatives as we build and maintain the world’s safest, best performing and most durable aggregates-led public company.”

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First-Quarter Financial and Operating Results

(All financial and operating results are for continuing operations and comparisons are versus the prior-year first quarter, unless otherwise noted)

Building Materials Business

The Building Materials business achieved record first-quarter products and services revenues of $1,077.0 million, a 25.7 percent increase. Across all end-use markets, the business experienced healthy underlying demand with shipment levels commensurate with seasonal first-quarter trends. Pricing increased across all product lines. Product gross profit of $137.0 million decreased 7.6 percent amid volatile energy costs and broader inflation headwinds.

Aggregates

First-quarter organic aggregates shipments increased 2.5 percent, reflecting growing public and private product demand at the onset of the construction season. Organic pricing increased 6.5 percent, or 4.6 percent on a mix-adjusted basis.

Including acquired operations, total aggregates shipments grew 13.4 percent and pricing increased 5.6 percent. By segment:

♦	East Group total shipments increased 1.1 percent from infrastructure construction activity in the Southeast and Midwest. Pricing, inclusive of acquisitions, increased 5.1 percent.
♦

West Group total shipments increased 32.7 percent, driven by strong underlying demand in Texas and shipments from acquired operations that more than offset Colorado weather-related shipment shortfalls. Pricing increased 9.0 percent, or 4.8 percent on a mix-adjusted basis, and benefitted from improving long-haul shipments from higher-priced distribution yards and higher selling prices at acquired operations following January 1 pricing actions.

First-quarter aggregates product gross margin decreased 640 basis points to 14.9 percent, driven primarily by higher costs for diesel, repairs, internal freight and depreciation costs.

Cement

Texas cement shipments increased 10.0 percent, supported by robust product demand and tight supply throughout the Texas Triangle. Pricing increased 11.8 percent, benefiting from the carryover of 2021 mid-year price increases and improving demand for higher-priced specialty oil-well cement products. Cement product gross margin expanded 630 basis points to 20.3 percent compared with the prior-year quarter which was negatively impacted by incremental costs and inefficiencies from the Texas Deep Freeze.

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Downstream businesses

Organic ready mixed concrete shipments fell slightly, despite healthy product demand, driven by timing of project completions. Organic pricing grew 8.2 percent, following the implementation of annual price increases early in the year. Inclusive of the acquired Arizona concrete operations, ready mix shipments and pricing increased 14.8 percent and 7.7 percent, respectively. Product gross margin declined 100 basis points to 7.3 percent, driven primarily by higher raw material and diesel costs.

Seasonal winter weather conditions in Colorado contributed to a 3.1 percent decrease in organic asphalt shipments. Organic pricing increased 5.8 percent. Including contributions from the acquired West Coast operations, total asphalt shipments and pricing increased 509.1 percent and 27.2 percent, respectively. As anticipated, the Minnesota-based asphalt facilities, which were acquired in April 2021, were closed during the first quarter as the construction season in that market does not begin in earnest until late spring. Consistent with the Company’s historical first-quarter trends, the asphalt and paving business posted an overall loss.

Portfolio optimization efforts

On March 1, 2022, the Company announced a definitive agreement to sell its Redding cement plant, related cement distribution terminals and 14 California-based ready mixed concrete plants to CalPortland Company. The transaction is expected to close in the second half of 2022, subject to regulatory approvals and other customary closing conditions. The parties also entered into preferred arrangements regarding the potential sale of the Company’s Tehachapi cement plant and related cement distribution terminals. As of October 1, 2021, these cement and ready mixed concrete businesses were classified as assets held for sale on the Company’s consolidated balance sheet; the associated financial results continue to be reported as discontinued operations on the consolidated statement of earnings.

On April 1, 2022, the Company sold its Colorado and Central Texas ready mixed concrete operations. These businesses are classified as assets held for sale as of March 31, 2022.

Magnesia Specialties Business

Magnesia Specialties product revenues increased 8.5 percent to $70.8 million, driven by robust global demand for magnesia-based chemicals products as well as improving domestic steel production in the latter half of the quarter. Product gross profit decreased 5.6 percent as higher costs for energy, supplies and raw materials more than offset revenue growth, resulting in a 37.8 percent first quarter margin, which declined by 570 basis points.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the three months ended March 31, 2022 was $169.9 million compared with $191.9 million for the prior-year period.

Cash paid for property, plant and equipment additions for the three months ended March 31, 2022 was $139.8 million. For the full year, capital expenditures are expected to range from $525 million to $550 million.

During the first quarter of 2022, the Company returned $88.9 million to shareholders through dividend payments and share repurchases. As of March 31, 2022, 13.4 million shares remained under the current repurchase authorization.

The Company had $189.6 million of cash and cash equivalents on hand and nearly $1.2 billion of unused borrowing capacity on its existing credit facilities as of March 31, 2022.

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Full-Year Guidance

The Company has updated its full-year 2022 guidance to reflect expected pricing realization that it believes will offset additional inflation headwinds and replace earnings from the downstream businesses it recently divested. This guidance excludes businesses classified as discontinued operations.

2022 GUIDANCE
(Dollars in Millions)	Low *	High *
Consolidated
Products and services revenues [1]	$5,640	$5,820
Gross profit	$1,560	$1,665
Selling, general and administrative expenses (SG&A)	$395	$405
Interest expense	$165	$170
Estimated tax rate (excluding discrete events)	21%	22%
Net earnings from continuing operations attributable to Martin Marietta	$800	$900
Adjusted EBITDA [2]	$1,700	$1,800
Capital expenditures	$525	$550

Building Materials Business
Aggregates
Organic volume % growth [3]	1.0%	4.0%
Total volume % growth [4]	7.0%	10.0%
Organic average selling price per ton (ASP) % growth [5]	9.0%	11.0%
Total ASP growth [6]	9.0%	11.0%
Products and services revenues	$3,550	$3,645
Gross profit	$1,090	$1,155

Cement
Products and services revenues	$580	$600
Gross profit	$210	$225

Ready Mixed Concrete and Asphalt and Paving
Products and services revenues	$1,630	$1,700
Gross profit	$155	$170

Magnesia Specialties Business
Products and services revenues	$270	$280
Gross profit	$105	$115

*  Guidance range represents the low end and high end of the respective line items provided above.

[1]	Consolidated products and services revenues exclude $390 million to $405 million related to estimated interproduct sales and exclude freight revenues.
[2]	Adjusted EBITDA is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings from continuing operations attributable to Martin Marietta.
[3]	Organic volume % growth range is for organic aggregates shipments, inclusive of internal tons, and is in comparison with 2021 organic shipments of 192.9 million tons.
[4]	Total volume % growth range is for total aggregates shipments, inclusive of internal tons and acquired operations, and is in comparison with total 2021 shipments of 201.2 million tons.
[5]	Organic ASP % growth range is for organic aggregates average selling price and is in comparison with 2021 organic ASP of $15.21 per ton.
[6]	Total ASP growth is for total aggregates average selling price, inclusive of acquired operations, and is in comparison with 2021 total ASP of $15.08 per ton.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliations of non-GAAP financial measures to the closest GAAP measures are included in the accompanying Appendix to this earnings release. Management believes these non-GAAP measures are commonly used financial measures for investors to evaluate the Company’s operating performance and, when read in conjunction with the Company’s consolidated financial statements, present a useful tool to evaluate the Company’s ongoing operations, performance from period to period and anticipated performance. In addition, these are some of the factors the Company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Conference Call Information

The Company will discuss its first-quarter 2022 earnings results on a conference call and an online webcast today (May 3, 2022). The live broadcast of the Martin Marietta conference call will begin at 11:00 a.m. Eastern Time. For those investors without online web access, the conference call may also be accessed by dialing (970) 315-0423, confirmation number 6282589. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website. Additionally, the Company has posted Q1 2022 Supplemental Information on the Investors section of its website.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 28 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:

Suzanne Osberg

Vice President, Investor Relations

(919) 783-4691

Suzanne.Osberg@martinmarietta.com

MLM-E.

If you are interested in Martin Marietta stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Company’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. These statements, which are forward-looking statements under the Private Securities Litigation Reform Act of 1995, provide the investor with the Company’s expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may

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use words such as “guidance”, “anticipate”, “may”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of the Company’s forward-looking statements here and in other publications may turn out to be wrong.

First-quarter results and trends described in this release may not necessarily be indicative of the Company’s future performance. The Company’s outlook is subject to various risks and uncertainties, and is based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this release (including the outlook) include, but are not limited to: the ability of the Company to face challenges, including those posed by the COVID-19 pandemic and implementation of any such related response plans; the fluctuations in COVID-19 cases in the United States and the extent that geography of outbreak primarily matches the regions in which the Company’s Building Materials business principally operates; the resiliency and potential declines of the Company’s various construction end-use markets; the potential negative impact of the COVID-19 pandemic on the Company’s ability to continue supplying heavy-side building materials and related services at normal levels or at all in the Company’s key regions; the duration, impact and severity of the impacts of the COVID-19 pandemic on the Company, including the markets in which it does business, its suppliers, customers or other business partners as well as on its employees; the economic impact of government responses to the pandemic; the performance of the United States economy, including the impact on the economy of the COVID-19 pandemic and governmental orders restricting activities imposed to prevent further outbreak of COVID-19; the impact of governmental orders restricting activities imposed to prevent further outbreak of COVID-19 on travel, potentially reducing state fuel tax revenues used to fund highway projects; a decline in the commercial component of the nonresidential construction market, notably office and retail space, including a decline resulting from economic distress related to the COVID-19 pandemic; whether the Company’s operations will continue to be treated as “essential” operations under applicable government orders restricting business activities imposed to prevent further outbreak of COVID-19 or, even if so treated, whether site-specific health and safety concerns might otherwise require certain of the Company’s operations to be halted for some period of time; shipment declines resulting from economic events beyond the Company’s control; a widespread decline in aggregates pricing, including a decline in aggregates shipment volume negatively affecting aggregates price; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price fluctuations; the termination, capping and/or reduction or suspension of the federal and/or state gasoline tax(es) or other revenue related to public construction; the level and timing of federal, state or local transportation or infrastructure or public projects funding, most particularly in Texas, Colorado, California, North Carolina, Georgia, Minnesota, Iowa, Florida, Indiana and Maryland; the United States Congress’ inability to reach agreement among themselves or with the Administration on policy issues that impact the federal budget; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending and the subsequent impact on construction activity on or near military bases; a decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns or capital spending, particularly in Texas and West Virginia; increasing residential mortgage interest rates and other factors that could result in a slowdown in residential construction; unfavorable weather conditions, particularly Atlantic Ocean and Gulf of Mexico hurricane activity, wildfires, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company, any of which can significantly affect production schedules, volumes, product and/or geographic mix and profitability; the volatility of fuel costs, particularly diesel fuel, notably related to the current conflict between Russia and Ukraine, and the impact on the cost, or the availability generally, of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; construction labor shortages and/or supply‐chain challenges; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; increasing governmental regulation, including environmental laws; the failure of relevant government agencies to implement expected regulatory reductions; transportation availability or a sustained reduction in capital investment by the railroads, notably the availability of railcars, locomotive power and the condition of rail infrastructure to move trains to supply the Company’s Texas, Colorado, Florida, Carolinas and Gulf Coast markets, including the movement of essential dolomitic lime for magnesia chemicals to the Company’s plant in Manistee, Michigan and its customers; increased transportation costs, including increases from higher or fluctuating passed-through energy costs or fuel surcharges, and other costs to comply with tightening regulations, as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; trade disputes with one or more nations impacting the U.S. economy, including the impact of tariffs on the steel industry; unplanned changes in costs or realignment of customers that introduce volatility to earnings, including that of the Magnesia Specialties business that is running at capacity; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; the concentration of customers in construction markets and the increased risk of potential losses on customer receivables; the impact of the level of demand in the Company’s end-use markets, production levels and management of production costs on the operating leverage and therefore profitability of the Company; the possibility that the expected synergies from acquisitions will not be realized or will not be realized within the expected time period, including achieving anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices, including acquisitions or divestitures, that would increase the Company’s tax rate; violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; the possibility of a reduction of the Company’s credit rating to non-investment grade; and other risk factors listed from time to time found in the Company’s filings with the SEC.

You should consider these forward-looking statements in light of risk factors discussed in Martin Marietta’s Annual Report on Form 10-K for the year ended December 31, 2021 and other periodic filings made with the SEC. All of the Company’s forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to the Company or that it considers immaterial could affect the accuracy of its forward-looking statements, or adversely affect or be material to the Company. The Company assumes no obligation to update any such forward-looking statements.

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

	Three Months Ended
	March 31,
	2022	2021
	(In Millions, Except Per Share Data)
Products and services revenues	$1,147.8	$921.9
Freight revenues	83.0	60.5
Total Revenues	1,230.8	982.4

Cost of revenues - products and services	991.9	746.0
Cost of revenues - freight	82.8	61.7
Total Cost of Revenues	1,074.7	807.7

Gross Profit	156.1	174.7

Selling, general & administrative expenses	97.1	79.8
Acquisition and integration expenses	1.4	1.2
Other operating income, net	(2.3)	(5.6)
Earnings from Operations	59.9	99.3

Interest expense	40.5	27.4
Other nonoperating income, net	(10.8)	(9.5)
Earnings from continuing operations before income tax expense	30.2	81.4
Income tax expense	5.8	15.9
Earnings from continuing operations	24.4	65.5
Loss from discontinued operations, net of income tax benefit	(3.1)	—
Consolidated net earnings	21.3	65.5
Less: Net (loss) earnings attributable to noncontrolling interests	(0.1)	0.2
Net Earnings Attributable to Martin Marietta Materials, Inc.	$21.4	$65.3

Net Earnings (Loss) Attributable to Martin Marietta Materials, Inc.
Per Common Share:
Basic from continuing operations	$0.39	$1.05
Basic from discontinued operations	(0.05)	—
	$0.34	$1.05

Diluted from continuing operations	$0.39	$1.04
Diluted from discontinued operations	(0.05)	—
	$0.34	$1.04

Weighted-Average Common Shares Outstanding:
Basic	62.4	62.3
Diluted	62.6	62.5

Dividends Per Common Share	$0.61	$0.57

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights

	Three Months Ended
	March 31,
	2022	2021
	(Dollars in Millions)
Total revenues:
Building Materials business:
East Group	$418.8	$394.9
West Group	735.0	516.6
Total Building Materials business	1,153.8	911.5
Magnesia Specialties	77.0	70.9
Total	$1,230.8	$982.4

Gross profit:
Building Materials business:
East Group	$55.9	$86.2
West Group	82.5	61.8
Total Building Materials business	138.4	148.0
Magnesia Specialties	25.6	27.5
Corporate	(7.9)	(0.8)
Total	$156.1	$174.7

Selling, general and administrative expenses:
Building Materials business:
East Group	$28.8	$24.2
West Group	41.3	33.3
Total Building Materials business	70.1	57.5
Magnesia Specialties	4.0	3.7
Corporate	23.0	18.6
Total	$97.1	$79.8

Earnings (Loss) from operations:
Building Materials business:
East Group	$28.0	$61.7
West Group	43.0	31.9
Total Building Materials business	71.0	93.6
Magnesia Specialties	21.5	23.5
Corporate	(32.6)	(17.8)
Total	$59.9	$99.3

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)

	Three Months Ended
	March 31,
	2022		2021
	Amount	% of Revenues	Amount	% of Revenues
	(Dollars in Millions)
Total revenues:
Building Materials business:
Products and services:
Aggregates	$685.9		$572.6
Cement	134.3		109.6
Ready mixed concrete	290.1		235.3
Asphalt and paving	54.8		12.2
Less: Interproduct sales	(88.1)		(73.1)
Products and services	1,077.0		856.6
Freight	76.8		54.9
Total Building Materials business	1,153.8		911.5
Magnesia Specialties:
Products and services	70.8		65.3
Freight	6.2		5.6
Total Magnesia Specialties	77.0		70.9
Consolidated total revenues	$1,230.8		$982.4

Gross profit (loss):
Building Materials business:
Products and services:
Aggregates	$101.9	14.9%	$121.8	21.3%
Cement	27.3	20.3%	15.3	14.0%
Ready mixed concrete	21.1	7.3%	19.4	8.3%
Asphalt and paving	(13.3)	(24.3)%	(8.2)	(67.4)%
Subtotal	137.0	12.7%	148.3	17.3%
Freight	1.4	NM	(0.3)	NM
Total Building Materials business	138.4	12.0%	148.0	16.2%
Magnesia Specialties:
Products and services	26.8	37.8%	28.4	43.5%
Freight	(1.2)	NM	(0.9)	NM
Total Magnesia Specialties	25.6	33.3%	27.5	38.8%
Corporate	(7.9)	NM	(0.8)	NM
Consolidated gross profit	$156.1	12.7%	$174.7	17.8%

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Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data

	March 31,	December 31,
	2022	2021
	Unaudited	Audited
	(In millions)
ASSETS
Cash and cash equivalents	$189.6	$258.4
Restricted cash	—	0.5
Accounts receivable, net	759.2	774.0
Inventories, net	782.4	752.6
Current assets held for sale	121.2	102.2
Other current assets	135.1	137.9
Property, plant and equipment, net	6,208.9	6,338.0
Intangible assets, net	4,442.7	4,559.4
Operating lease right-of-use assets, net	410.7	426.7
Noncurrent assets held for sale	812.9	616.9
Other noncurrent assets	378.8	426.4
Total assets	$14,241.5	$14,393.0

LIABILITIES AND EQUITY
Current liabilities held for sale	$9.3	$7.5
Other current liabilities	703.6	745.1
Long-term debt (excluding current maturities)	5,102.3	5,100.8
Noncurrent liabilities held for sale	63.9	53.5
Other noncurrent liabilities	1,931.3	1,948.5
Total equity	6,431.1	6,537.6
Total liabilities and equity	$14,241.5	$14,393.0

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

	Three Months Ended
	March 31,
	2022	2021
	(Dollars in Millions)
Cash Flows from Operating Activities:
Consolidated net earnings	$21.3	$65.5
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	128.2	98.6
Stock-based compensation expense	12.0	10.9
Gain on divestitures and sales of assets	(2.9)	(3.8)
Deferred income taxes, net	5.2	(4.7)
Other items, net	(0.9)	(4.7)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	14.8	11.5
Inventories, net	(28.9)	19.0
Accounts payable	95.5	25.0
Other assets and liabilities, net	(74.4)	(25.4)
Net Cash Provided by Operating Activities	169.9	191.9

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(139.8)	(110.3)
Acquisitions, net of cash acquired	18.8	—
Proceeds from divestitures and sales of assets	1.0	12.2
Investments in life insurance contracts, net	—	9.8
Other investing activities, net	(3.0)	—
Net Cash Used for Investing Activities	(123.0)	(88.3)

Cash Flows from Financing Activities:
Payments on finance lease obligations	(3.7)	(2.2)
Repurchases of common stock	(50.0)	—
Dividends paid	(38.9)	(36.1)
Proceeds from exercise of stock options	0.6	0.6
Shares withheld for employees' income tax obligations	(24.2)	(15.5)
Net Cash Used for Financing Activities	(116.2)	(53.2)
Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(69.3)	50.4
Cash, Cash Equivalents and Restricted Cash, beginning of period	258.9	304.4
Cash, Cash Equivalents and Restricted Cash, end of period	$189.6	$354.8

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended
	March 31, 2022
	Volume	Pricing
Volume/Pricing Variance(1)
East Group	1.1%	5.1%
West Group	32.7%	9.0%
Total aggregates operations(2)	13.4%	5.6%
Organic aggregates operations(3)	2.5%	6.5%

	Three Months Ended
	March 31,
	2022	2021
	(Tons in Millions)
Shipments
East Group	23.0	22.7
West Group	19.1	14.4
Total aggregates operations(2)	42.1	37.1

(1) Volume/pricing variances reflect the percentage increase from the comparable period in the prior year.

(2) Total aggregates operations include acquisitions from the date of acquisition and divestitures through the date of disposal.

(3) Organic aggregates operations exclude volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

	Three Months Ended
	March 31,
	2022	2021	% Change
Shipments (in millions)
Aggregates tons - external customers	38.6	34.5
Internal aggregates tons used in other product lines	3.5	2.6
Total aggregates tons	42.1	37.1	13.4%

Cement tons - external customers	0.7	0.6
Internal cement tons used in other product lines	0.3	0.3
Total cement tons	1.0	0.9	10.0%

Ready mixed concrete - cubic yards	2.4	2.1	14.8%

Asphalt tons - external customers	0.7	0.1
Internal asphalt tons used in road paving business	—	—
Total asphalt tons	0.7	0.1	509.1%

Average unit sales price by product line (including internal sales):
Aggregates (per ton)	$16.17	$15.31	5.6%
Cement (per ton)	$129.11	$115.49	11.8%
Ready mixed concrete (per cubic yard)	$120.71	$112.12	7.7%
Asphalt (per ton)	$62.39	$49.04	27.2%

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

Earnings from continuing operations before interest; income taxes; depreciation, depletion and amortization expense; the earnings/loss from nonconsolidated equity affiliates; and acquisition and integration expenses (Adjusted EBITDA) is an indicator used by the Company and investors to evaluate the Company’s operating performance from period to period. Adjusted EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to earnings from operations, net earnings attributable to Martin Marietta or operating cash flow. For further information on Adjusted EBITDA, refer to the Company’s website at www.martinmarietta.com.

Reconciliation of Net Earnings from Continuing Operations Attributable to Martin Marietta to Adjusted EBITDA

	Three Months Ended
	March 31,
	2022	2021
	(Dollars in Millions)
Net Earnings from continuing operations attributable to Martin Marietta	$24.5	$65.3
Add back:
Interest expense, net of interest income	40.5	27.3
Income tax expense for controlling interests	5.9	15.8
Depreciation, depletion and amortization and earnings/loss from nonconsolidated equity affiliates	124.9	96.0
Acquisition and integration expenses	1.4	1.2
Adjusted EBITDA	$197.2	$205.6

Reconciliation of the GAAP Measure to 2022 Adjusted EBITDA Guidance Range

	Low Point of Range	High Point of Range
	(Dollars in Millions)
Net earnings from continuing operations attributable to Martin Marietta	$800.0	$900.0
Add back:
Interest expense, net of interest income	170.0	165.0
Income tax expense for controlling interests	230.0	235.0
Depreciation, depletion and amortization expense and earnings/loss from nonconsolidated equity affiliates	500.0	500.0
Adjusted EBITDA	$1,700.0	$1,800.0

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Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (Continued)

Mix-adjusted average selling price (mix-adjusted ASP) is a non-GAAP measure that excludes the impact of period-over-period product, geographic and other mix on the average selling price. Mix-adjusted ASP is calculated by comparing current-period shipments to like-for-like shipments in the comparable prior period. Management uses this metric to evaluate the realization of pricing increases and believes this information is useful to investors. The following reconciles reported average selling price to mix-adjusted ASP and corresponding variances.

	Three Months Ended
	March 31,
	2022	2021
Aggregates:
Reported average selling price	$16.17	$15.31
Adjustment for favorable impact of product, geographic and other mix	(0.17)
Mix-adjusted ASP	$16.00

Reported average selling price variance	5.6%
Mix-adjusted ASP variance	4.6%

West Group - Aggregates:
Reported average selling price	$15.05	$13.81
Adjustment for favorable impact of product, geographic and other mix	(0.58)
Mix-adjusted ASP	$14.47

Reported average selling price variance	9.0%
Mix-adjusted ASP variance	4.8%

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